Exhibit 10.1

SFX Entertainment, Inc.
430 Park Avenue
Direct Phone: +1 646 561 6386	New York, NY 10022

March 21, 2014

Mr. Paul Greenberg

142 E. 16th Street, Apt. 3F

New York, NY 10003

Dear Paul,

We are delighted to confirm to you (sometimes called the “Executive”) that we are offering you a position as a President of SFX Entertainment Inc. (“SFX” or the “Company”), subject to the terms and conditions set forth herein.  The terms and conditions of your employment with SFX are set forth in this letter agreement.  This offer is subject to the satisfactory completion of the conditions set forth in Section 14(a) of this letter agreement.

1.                                      Start Date.  This agreement shall become effective on February 1, 2014 (the “Start Date”).

2.                                      Duties.  You will work in New York City, New York and report to the Chief Executive Officer of the Company.  As a member of senior management team, you shall work with the team to set policy and direction for company.  Your responsibilities shall be determined and directed by the Chief Executive Officer, but shall include supervision of partnerships and revenue operations; and working to maximize customer usage of digital offerings.

(a)                                     Nothing in this Section applies to your membership or contribution of your non-working time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; non-profit trade, professional, community, or recreational organization or club, or part-time teaching, so long as the purpose or aim of any such organization presents no conflict with the business of the Company or any of its subsidiaries, as determined by the Board.

(b)                                     No provision of this agreement shall be construed to prohibit your: (i) acquisition, ownership, or trading, including without limitation your indirect ownership, of less than two percent (2%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world, provided, however, that the ownership limitations of this clause (i) shall not apply to (x) your ownership of any such securities through an open-end mutual fund or (y) your ownership of any such securities that precedes the effective date of this agreement if, but only if, the issuer of the securities is not a competitor of the Company; or (ii) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Company or any of its subsidiaries or (iii) compensation relating to any other position you may have on a Board of Directors of any company on which you may serve as permitted under this Section. The Company additionally agrees that nothing in this agreement shall operate to prohibit your acceptance of a testamentary gift, bequest, or its equivalent, or your retention of any such gift, bequest, or its equivalent following its delivery, so long as you retain the interest(s) solely for investment purposes.

3.                                      Term:  Five (5) years (the “Term”).

4.                                      Compensation.

(a)                                 Base Salary.  In consideration for the performance of your services hereunder, you will be paid a base salary (“Base Salary”), of Three Hundred Dollars ($300,000.00) annually.  This Base Salary will be payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions.  Currently, the Company’s payroll is payable on the fifteenth and the last day of each month.  As an exempt employee, you will not be eligible for overtime pay.

(b)                                 Bonus.  You shall be entitled to a bonus of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Target Bonus”) annually, to be paid as and when the Company makes such payments to other senior executives, but not later than March 31 of the year after it is earned.

(c)                                  Additional Bonus.  At the end of each year of the Term when “Attributable EBITDA” (as hereinafter defined) exceeds $15,000,000.00, you shall be paid an additional bonus equal to (i) 1% of Attributable EBITDA for such year minus (ii) $150,000.  For this purpose, “Attributable EBITDA” shall mean EBITDA attributable to revenue operations relating to sponsorships, advertising and marketing partnerships during such year, less direct expenses and Company platform overhead.

(d)                                 Equity Grants:

(i)                                     Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), you shall receive a grant of an option to purchase Five Hundred Thousand (500,000) shares of the Company’s common stock upon signing this agreement (the “Initial Options”).  The strike price and vesting provisions of the Initial Options shall be fixed by the Compensation Committee, however, it is intended that Company management shall ask that you receive an option for 500,000 shares with a strike price of the fair market price as of the Start Date, vesting ratably over the Term, with the first vesting date on your Start Date and annually thereafter.

(ii)                                  You shall also be eligible to receive discretionary option grants from time to time.  The terms of such option grants will be fixed by the Compensation Committee.

(e)                                  Discretionary Bonus.  You will also be eligible to participate in any annual incentive compensation plan, program and/or arrangements as established by the Board of Directors of the Company (the “Board”) or its Compensation Committee.  During the term of your employment, the Board and/or its Compensation Committee may review the performance of the Company or its employees and may, at its discretion, grant additional bonuses, which may be payable, in the Company’s discretion, in either cash, stock or both.

(f)                                   Expenses.  You shall be reimbursed for reasonable and customary business expenses in accordance with Company policy and upon submission of such documentation and approvals as the Company may require.

5.                                      Termination.

(a)                                 The Company and you may terminate this letter agreement for any reason on not less than thirty (30) days notice.  In addition, the Company may immediately terminate this letter agreement for Cause, and you may immediately terminate this letter agreement for Good Reason.

(b)                                 If you die, become permanently disabled or are terminated for Cause (or if you terminate without Good Reason), then the Company will have no further obligations to you other than to pay your Base Salary through the date of termination and reimburse you for any unreimbursed expenses you have incurred (such obligations, the “Accrued Obligations”).

(c)                                  If the Company terminates you without Cause or if you terminate with Good Reason, then, in addition to the Accrued Obligations, you will be entitled to receive a lump sum payment of Four Hundred Thousand Dollars ($400,000.00) within sixty (60) days of the termination date.

(d)                                 Your entitlement to the payments described in Section 5 (other than the Accrued Obligations) is expressly contingent upon you first providing the Company with a signed general release of claims in favor of the Company substantially in the form attached as Exhibit A hereto (the “Release”) and not revoking such Release for a period of seven (7) days after its execution or thereafter.  In order to be effective, the Release must be delivered by you to the Company no later than forty-five (45) days following the Termination Date.  In the event that the 45 day period following the Termination Date begins in one calendar year and ends in another calendar year, the cash payments to be made under Section 5 (other than the Accrued Obligations), shall be paid in the later calendar year.

(e)                                  If the Company terminates you without Cause, if there is a Change of Control (as hereinafter defined) and you are terminated within one year thereof, or if you terminate this letter agreement for Good Reason, all options to purchase Company stock granted under this letter agreement or any other agreement that have not previously vested shall vest.

(f)                                   For the purposes of this letter agreement, “Cause” shall mean that you have:

(i)                                     falsified or omitted information as required by Section 11 of this letter agreement;

(ii)                                  committed an act which, as set forth in any employment handbook promulgated by the Company, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Company’s notice to you;

(iii)                               engaged in any intentional act of fraud against the Company;

(iv)                              engaged in willful malfeasance or gross negligence in the performance of this letter agreement or capacity as an employee of the Company;

(v)                                 refused to perform the duties required or requested consistent with your obligations under this letter agreement and under law, which refusal continues for more than five (5) days following the Company’s written notice of such refusal;

(vi)                              been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vii)                           materially breached this letter agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable; or

(viii)                        engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(g)                                  “Good Reason” shall mean if, before the end of the Term, one or more of the following events shall occur (unless such event(s) applies generally to all similarly situated senior executives of the Company):

(i)                                     the assignment of any duties to you or the reduction of your duties, without your express written consent, either of which results in a significant diminution in your position or responsibilities with the Company in effect immediately prior to such assignment, or the removal from such position and responsibilities;

(ii)                                  without your express written consent, a substantial reduction or change with respect to the facilities, support staff, or prerequisites (including office space and location) available to you immediately prior to such reduction or change;

(iii)                               without your express written consent, compelling you to work at a location outside of the New York City metropolitan area;

(iv)                              a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced;

(v)                                 the failure of the Company to obtain the assumption of this Agreement by any successor; or

(vi)                              any material breach by the Company of any material provision of this Agreement.

(h)                                 “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company, then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or affiliates of his (a “Sillerman Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject

Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                                  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(iii)                               there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)                              during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

(i)                                     (i)                                     In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, which is made in connection with, or arising out of, his employment with the Company or a Change of Control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any cash Payments under Section 5 hereof.

(ii)                                  All determinations required to be made under this Section 5, including whether any Payment is a “parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm designated by the Company (the “Firm”) and shall be based upon “substantial authority” (within the meaning of Section 6662 of the Code). The Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Firm shall be borne by the Company. Any determination by the Firm shall be binding upon the Company and Executive.

(j)                                    (i)                                     Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitute a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(ii)                                  After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(iii)                               To the extent that any reimbursements pursuant to this agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

6.                                      Benefits.  Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you shall be eligible to participate in benefits offered by the Company, as may be in effect or modified from time to time, for senior executives of the Company.  In addition, you shall be entitled to travel in business class as permitted under Company guidelines for senior executives.

7.                                      Compliance with Policies and Procedures.  You agree to be bound by and to comply fully with all Company policies and procedures for employees.

8.                                      Confidentiality.

(a)                                 You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the “Confidential Information”) of the Company.  You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company’s advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this letter agreement, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order.  You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company’s business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 8(a) the Company shall be entitled to the entry of an injunction or other equitable relief and you shall not object to such injunction or equitable relief on the basis of an adequate remedy at law or other reason. This remedy shall be in addition to any other remedies available to the Company.

(b)                                 You agree not to disclose the terms of this letter agreement to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter agreement), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter agreement or any other agreement between you and the Company, except as otherwise required by law.

9.                                      Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you during the term of your employment which directly or indirectly relate to the Company’s business, whether alone or in conjunction with others (collectively, and without limitation, the “Company Work Product”), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law.  In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you during the term of your employment.  You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution.  You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 9. You hereby irrevocably name the Company as your attorney-in-fact, and irrevocably grant to the Company a power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 9; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company.  The rights granted to the Company in this Section 9 shall continue in effect after the termination or expiration of your employment term to the extent necessary for the Company’s full enjoyment of such rights.

10.                               Restrictive Covenants.

(a)                                 During the Term and for a period of one (1) year after termination of your employment hereunder, you shall not engage, whether directly or indirectly, through a sole proprietorship, or as an employee, officer, consultant, director, manager, managing member, stockholder, limited partner, general partner, trustee or member of any corporation, general partnership, limited partnership, trust, limited liability company or any other entity, in any business which is directly competitive with the Company’s Business.  For purposes of this Section 10, the term “Business” shall mean (x) any business in which the Company is actually engaged as of the termination date of your employment, or (y) any business in which, as of the termination date of your employment, the Company, with your knowledge and/or participation, is actively planning on becoming engaged during within the ensuing twelve (12) months from the termination date of your employment.

(b)                                 During the Term and for a period of one (1) year after termination of your employment hereunder, you shall not:

(i)                                     Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Company to limit, curtail or cancel its business with the Company; or

(ii)                                  Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Company to: (A) terminate his, her, or its employment or business relationship with the Company; or (B) commit any act that, if committed by you, would constitute a breach of any term or provision of this Section 10.

11.                               Background Information.  As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by SFX or by a third party.  These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment.  Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired.  Your rights relating to this background check are more fully set forth on the attached release.

12.                               Representations.  You represent, warrant and covenant to the Company that you are free to execute this letter agreement and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound.  Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.

13.                               Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein.  You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this letter agreement.  This document supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates.  No employee or representative of the Company, other than in a writing signed by an authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this letter agreement.

14.                               Miscellaneous.

(a)                                 This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening, authorization of your right to work in the United States, and you hereby represent and warrant there is no non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company.

(b)                                 If any provision of this letter agreement is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)                                  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises.  Any controversy, dispute or claim arising out of or relating to this agreement or breach thereof shall first be submitted to mediation in New York City administered by JAMS.  If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision.  Judgment on the award may be entered in any court having jurisdiction.

We look forward to you joining the Company.  If the terms of this letter agreement are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date below and return it to me.

Sincerely,

SFX ENTERTAINMENT INC.

		By:	/s/ Richard Rosenstein
		Name:	Richard Rosenstein
		Title:	Chief Financial Officer

Acknowledged and Agreed to:

/s/ Paul Greenberg
Name:	Paul Greenberg
Date:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

1.                                                            (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 5 of the employment letter agreement to which this release is attached as Exhibit A (the “Agreement”), does hereby release and forever discharge SFX Entertainment Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof.  Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 5 of the Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.                                      Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

3.                                      Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.                                      Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.                                      Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.                                      This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

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